As filed with the Securities and Exchange Commission on January 26, 2024
Registration No. 333-128379
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8
Registration Statement
under
The Securities Act of 1933

Beacon Roofing Supply, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4173371 (I.R.S. employer identification no.)
505 Huntmar Park Drive, Suite 300 Herndon, Virginia 20170 (Address of principal executive offices, including zip code)
BEACON SALES ACQUISITION, INC.
401(k) PROFIT SHARING PLAN
(Full title of the plan)

Julian G. Francis
President and Chief Executive Officer
Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
(Name and address of agent for service)

(571) 323-3939
(Telephone number, including area code, of agent for service)

With a copy to:

Lauralyn G. Bengel
ArentFox Schiff LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
(312) 258-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒
Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)
Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

BEACON ROOFING SUPPLY, INC.

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Beacon Roofing Supply, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 16, 2005 (Registration Statement No. 333-128379, referred to herein as the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan (the “Plan”). The Registration Statement registered 750,000 shares of Common Stock. The Registration Statement also registered an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.

Effective September 30, 2023, the Plan terminated the option to invest contributions in, or transfer funds into, the Beacon Stock Fund under the Plan. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement, and this Post-Effective Amendment No.1 to the Registration Statement is being filed to remove from registration all shares of Common Stock and related plan interests not sold pursuant to the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on the 26th day of January, 2024.

Beacon Roofing Supply, Inc.
(Registrant)

By:	/s/ Julian G. Francis
Julian G. Francis
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-128379) on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on the 26th day of January, 2024.

BEACON SALES ACQUISITION, INC.
401(k) PROFIT SHARING PLAN

By:	/s/ Sean M. McDevitt
Sean M. McDevitt
Voting Member, Investment Committee